EXHIBIT (99)

TAX CREDIT GUARANTY AGREEMENT

This TAX CREDIT GUARANTY AGREEMENT (this "Guaranty"), dated as of September 10, 2014, is executed by State Tax Credit Exchange, LLC, a Georgia limited liability company (the "Guarantor"), to and for the benefit of Peoples Bank (the "Investor").

RECITALS

A. Pursuant to that certain Subscription Agreement dated as of the date hereof, by and between STCE NC Mill Credit Fund 2014, LLC, a Georgia limited liability company (the "Fund") and Investor (the "Subscription Agreement"), Investor is contributing $870,000 (the "Investment") to the Fund in exchange for a membership interest.

B. Reference is hereby made to that certain Operating Agreement of the Fund dated February 19, 2014 (the "Operating Agreement").

C. Guarantor has an economic interest in the Fund or will otherwise obtain a material financial benefit from the Investment.

D. As a condition to making the Investment, Investor requires that Guarantor execute this Guaranty.

NOW THEREFORE, to induce the Investor to acquire its interest in the Fund, to enter into the Subscription Agreement and Operating Agreement and to become a member of the Fund, the Guarantor hereby unconditionally guarantees to the Investor the prompt and full payment as well as due and punctual performance of the obligations described below in Section 1 of this Guaranty (collectively, the "Guaranteed Obligations"), this Guaranty being upon the following terms and conditions:

1. Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Investor that, in the event of a State Tax Credit Shortfall (as defined below), Guarantor shall pay to Investor $0.87 for every $1.00 of State Tax Credit Shortfall, plus, if applicable, all interest and penalties actually imposed upon Investor by the State of North Carolina Department of Revenue, plus, if applicable, all costs and expenses incurred by Investor in enforcing its rights under this Guaranty. For purposes hereof, "State Tax Credit Shortfall" shall mean the sum of (i) the amount by which the State Tax Credits actually allocated to Investor (as reflected on the Schedule K-1 to be delivered to Investor for the tax year(s) for which payment is made by Investor) is less than the amount of State Tax Credits expected to be allocated to Investor (as set forth in the Subscription Agreement), plus (ii) the amount of any State Tax Credits allocated to the Investor that are recaptured other than as a result of the actions or inactions of the Investor.

2. If any of the Guaranteed Obligations are not complied with, in any respect whatsoever, as, when or before such obligations are due to be paid or performed, and without the necessity of any notice from Investor to the Guarantor, the Guarantor agrees to indemnify and hold harmless Investor from any and all Adverse Consequences (as hereinafter defined) that Investor may suffer by reason of any such non-compliance except with respect to any Adverse Consequences that are solely the result of the negligence or misconduct of Investor. The term

"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

3. This Guaranty is an absolute, irrevocable and unconditional guaranty of payment and performance with respect to the Guarantor. The Guarantor shall be liable for the payment and performance of the Guaranteed Obligations, as set forth in this Guaranty, as a primary obligor. This Guaranty shall be effective as a waiver of, and the Guarantor hereby expressly waives any and all rights to which the Guarantor may otherwise have been entitled under any suretyship laws.

4. Any time that Investor is entitled to exercise its rights or remedies hereunder, it may in its discretion elect to demand payment and/or performance. If Investor elects to demand performance, it shall at all times thereafter have the right to demand payment until all of the Guaranteed Obligations have been paid and performed in full. If Investor elects to demand payment, it shall at all times thereafter have the right to demand performance until all of the Guaranteed Obligations have been paid and performed in full. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Guarantor hereunder shall be null, void and of no effect once all the Guaranteed Obligations have been paid or performed in full and accepted by Investor.

5. The Guarantor hereby agrees that neither Investor's rights or remedies nor the Guarantor's obligations under the terms of this Guaranty shall be released, diminished, impaired, reduced or affected by any one or more of the following events, actions, facts or circumstances, and the liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

(i) except as otherwise expressly set forth herein, any limitation of liability or recourse in the Operating Agreement or arising under any law, including, without limitation, any statute of limitations;

(ii) the taking or accepting of any other security or guaranty for, or right of recourse with respect to, any or all of the Guaranteed Obligations;

(iii) whether express or by operation of law, any partial release of the liability of the Guarantor hereunder, or if one or more guaranties are now or hereafter obtained by Investor covering all or any part of the Guaranteed Obligations, any complete or partial release of any one or more of such guarantors under any such other guaranty, for the payment or performance of any or all of the Guaranteed Obligations;

(iv) the death, insolvency, bankruptcy, disability, dissolution, liquidation, termination, receivership, reorganization, merger, consolidation, change of form, structure or ownership, sale of all or substantially all of the assets, or lack of corporate, partnership or other power of the Guarantor, the Fund or any other party at any time liable for the payment or performance of any or all of the Guaranteed Obligations;

(v) any neglect, lack of diligence, delay, omission, failure or refusal of Investor to take or prosecute (or in taking or prosecuting) any action for the collection or enforcement of any of the Guaranteed Obligations, or to foreclose or take or prosecute any action to foreclose (or in foreclosing or taking or prosecuting any action to foreclose) upon any security therefor, or to exercise (or in exercising) any other right or power with respect to any security therefor, or to take or prosecute (or in taking or prosecuting) any action in connection with the Operating Agreement; or

(vi) the sale or assignment by Investor of all or a portion of its membership interest in the Fund.

6. This Guaranty is for the benefit of Investor and Investor's owners, successors and assigns, and in the event of a transfer of the membership interest of Investor, the rights and benefits hereunder shall inure to the benefit of the transferee for obligations arising from and after the date of the transfer, with the rights and benefits arising prior thereto remaining with the transferor.

7. This Guaranty is binding not only on the Guarantor, but also on the Guarantor's successors and assigns.

8. This Guaranty shall be governed by and construed in accordance with the internal law of the State of Georgia. All obligations of the Guarantor hereunder are payable and performable at the place or places where the Guaranteed Obligations are payable and performable. This Guaranty may not be modified, amended or terminated except by a written agreement by and between Investor and the undersigned Guarantor.

9. If any provision of this Guaranty or the application thereof to any person or circumstance shall, for any reason and to any extent, be judicially declared to be invalid or unenforceable, neither the remaining provisions of this Guaranty nor the application of such provision to any other person or circumstance shall be affected thereby, and the remaining provisions of this Guaranty, or the applicability of such provision to other persons or circumstances, as applicable, shall remain in effect and be enforceable to the maximum extent permitted by applicable law.

10. The exercise by Investor of any right or remedy hereunder or under the Operating Agreement or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy. Investor shall have all rights, remedies and recourse afforded to Investor by reason of this Guaranty or the Operating Agreement or by law or equity or otherwise, and the same (i) shall be cumulative and concurrent; (ii) may be pursued separately, successively or concurrently against the Guarantor or others obligated for the Guaranteed Obligations, or any thereof, or against any one or more of them, or against any security or otherwise, at the sole discretion of Investor; (iii) may be exercised as often as occasion therefor shall arise, it being agreed by the Guarantor that the exercise of, discontinuance of the exercise of or failure to exercise any of such rights, remedies or recourses shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse; and (iv) are intended to be, and shall be, non-exclusive. No waiver of any default on the part of the Guarantor or of any breach of any of the provisions of this Guaranty or of any other document shall be considered a waiver of any

other or subsequent default or breach, and no delay or omission in exercising or enforcing the rights and powers granted herein or in any other document shall be construed as a waiver of such rights and powers, and no exercise or enforcement of any rights or powers hereunder or under any other document shall be held to exhaust such rights and powers, and every such right and power may be exercised from time to time. The granting of any consent, approval or waiver by Investor shall be limited to the specific instance and purpose therefor and shall not constitute consent or approval in any other instance or for any other purpose. No notice to or demand on a Guarantor in any case shall of itself entitle the Guarantor to any other or further notice or demand in similar or other circumstances. No provision of this Guaranty or any right, remedy or recourse of Investor with respect hereto, or any default or breach, can be waived, nor can this Guaranty or a Guarantor be released or discharged in any way or to any extent, except specifically in each case by a writing intended for that purpose (and which refers specifically to this Guaranty) executed, and delivered to the Guarantor, by Investor.

11. The Guarantor covenants and agrees to maintain, at all times prior to delivery of the Schedule K-1, a minimum unencumbered cash balance of not less than $500,000.

12. This Guaranty embodies the entire agreement between Investor and the Guarantor with respect to the guaranty by the Guarantor of the Guaranteed Obligations. This Guaranty supersedes all prior agreements and understandings, if any, with respect to the guaranty by the Guarantor of the Guaranteed Obligations. No condition or conditions precedent to the effectiveness of this Guaranty exist. This Guaranty shall be effective upon execution by the Guarantor and delivery to Investor.

IN WITNESS WHEREOF, the undersigned Guarantor has duly executed this Tax Credit Guaranty Agreement as of the date first written above.

GUARANTOR:

State Tax Credit Exchange, LLC

By: [signature]
George L. Strobel II, Executive Director